SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              Form 8-K

        Current Report Pursuant to Section 13 or 15(d) of the
           Securities Act of 1934


 Date of Report (Date of earliest event reported) April 4, 1994

                           USBANCORP, INC.
       (Exact name of registrant as specified in its charter)


      Pennsylvania            0-11204              25-1424278
    (State or other         (Commission         (I.R.S. Employer
      jurisdiction          File Number)      Identification No.)
    of Incorporation)

           Main and Franklin Streets, Johnstown, PA  15901
        (Address of principal executive offices)  (Zip Code)

  Registrant's telephone number, including area code:  814-533-5300

                                N/A
    (Former name or former address, if changed since last report.)

Item 5. Other Events

     USBANCORP, Inc. (the "Registrant") announced on February 25, 1994, that, at its scheduled monthly meeting, the Board of Directors approved and authorized the quarterly cash dividend of $0.22 per share and the approval of a stock repurchase program. For more detailed information see the press release attached as exhibit #99.1.


Exhibits

Exhibit 99.1   Press release dated February 25, 1994, announcing the
USBANCORP, Inc. quarterly cash dividend and adoption   of a stock repurchase
program.


USBANCORP, Inc.




By /s/ Orlando B. Hanselman
Orlando B. Hanselman
Executive Vice President,
CFO & Manager of Corporate Services

Date:     April 4, 1994


            Orlando B. Hanselman                              February 25, 1994
            Executive Vice President & CFO                    IMMEDIATELY
            (814) 533-5319



                  USBANCORP ANNOUNCES DIVIDEND and STOCK
                            REPURCHASE PROGRAM


     PITTSBURGH, PA -- USBANCORP, Inc. (NASDAQ NMS: UBAN) today announced its quarterly cash dividend on Common Stock. The dividend is $0.22 per share and is payable April 5, 1994 , to shareholders of record March 8, 1994. Since 1990, the dividend has been increased four times or by a total of 340%. On an annualized basis, the Company's current Common Stock dividend yield approximates 3.5% compared to an average Pennsylvania bank holding company yield of 2.5%.

USBANCORP, Inc. also announced that its Board of Directors has adopted a stock repurchase program pursuant to which the Company may repurchase from time to time over the next twelve months up to 237,000 shares or 5% of its Common Stock, par value $2.50. The Board has authorized a maximum cash outlay to support this repurchase program of $6.5 million.

With this program, USBANCORP can purchase Common Stock in open market transactions at prevailing market prices or in privately negotiated transactions. No shares will be purchased directly from affiliates of USBANCORP. Purchases will be executed as market conditions make such purchases attractive to the Company's shareholders. Purchases under the Program may commence and terminate any number of times. At the end of 1993, USBANCORP had approximately 4.7 million shares of Common Stock outstanding.

Both announced actions reaffirm the USBANCORP commitment to and strategic focus on providing a progressive total return to its shareholders. The Company's total shareholder return for the period 1988-1993 was 163.7% compared to the Standard & Poor's 500 Index total return of 125.6%.

USBANCORP, a community bank holding company, is the parent of U. S. Bank and USBANCORP Trust Company in Johnstown and two Pittsburgh affiliates, Three Rivers Bank and Community Bancorp, Inc.. The Company's subsidiaries provide full-service banking to six Southwestern Pennsylvania counties through forty-one community offices. The counties served include Allegheny, Cambria, Clearfield, Somerset, Washington, and Westmoreland. At December 31, 1993, USBANCORP had total assets of $1.2 billion and shareholders' equity of $116.6 million or $24.67 per share.


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